EXHIBIT 12


                      CENTRAL TRACTOR FARM & COUNTRY, INC.
      SCHEDULE REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)


                                                   Three months ended
                                            --------------------------------
                                             January 30,        January 31,
                                                1999               1998
                                                ----               ----



Income before income taxes                    $ 2,954             $ 1,375
                                              =======             =======

Fixed charges:
  Interest expense                              4,959               5,284
  Portion of rent expense
    representing interest                         715                 756
                                              -------             -------
 Total fixed charges                            5,674               6,040
                                              =======             =======


Earnings before income
  taxes and fixed charges                       8,628               7,415
                                              =======             =======


Ratio of earnings to fixed                     1.5 x               1.2 x
charges                                       =======             =======